Filed Pursuant to Rule 424(b)(3)
File No. 333-142311

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 29, 2007)

$135,000,000

INVACARE CORPORATION

4.125% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2027 AND
THE COMMON SHARES ISSUABLE UPON CONVERSION OF THE DEBENTURES

The information in this prospectus supplement concerning the selling securityholders supplements the statements set forth under the caption “Selling Securityholders” in the prospectus. To the extent inconsistent, the information in this prospectus supplement supercedes the information contained in the prospectus. Capitalized terms used and not defined in this prospectus supplement shall have the meanings given to them in the prospectus. The information set forth in the prospectus under the caption “Selling Securityholders” is supplemented as follows:

SELLING SECURITYHOLDERS

We originally issued $135,000,000 aggregate principal amount of the debentures to the initial purchasers in a private placement on February 12, 2007. The initial purchasers resold the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and the common shares issuable upon conversion of the debentures.

The following table sets forth certain information with respect to the principal amounts of the debentures owned by the selling securityholders prior to the offering, together with common shares initially issuable upon conversion of those debentures (not including shares that we may issue to such holders in payment of any applicable make-whole premiums or under the other adjustment provisions contained in the indenture), that may be offered using this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders in selling securityholder questionnaires and is as of the respective dates specified by the selling securityholders in such questionnaires. The selling securityholders identified below may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements under the Securities Act, all or a portion of their debentures since the time they provided us information regarding their holdings. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if any.

Since the selling securityholders may offer from time to time all or a portion of their debentures (and the common shares issuable upon conversion of the debentures), we cannot estimate the amount of the debentures (or common shares issuable upon conversion of the debentures) that will be held by the selling securityholders upon consummation of any particular offering. See “Plan of Distribution.”

None of the selling securityholders listed below has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Only selling securityholders identified below or in a supplement or amendment to this prospectus may sell their securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the debentures or the common shares issuable upon conversion of the debentures by any holder not identified below, this prospectus will be supplemented or amended to set forth the name and other information about the selling securityholder intending to sell such debentures or common shares. The prospectus supplement or post-effective amendment will also disclose whether any selling securityholder selling in connection with such prospectus supplement or post-effective amendment has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement or post-effective amendment if such information has not been disclosed in this prospectus.

	Principal
	Amount of	Amount (and	Number of			Number of	Percentage
	Debentures	percentage)	Common		Number of	Common	of Common
	Owned	of Debentures	Shares		Common	Shares	Shares
	Prior to the	Owned	Owned		Shares	Owned	Outstanding
	Offering and	After the	Prior to		Offered	After the	after the
Name of Selling Securityholder	Offered Hereby	Offering(1)	the Offering		Hereby(2)	Offering(1)	Offering(1)(3)

Absolute Strategies Fund(4)	$11,000	0	0		444	0	*
Alexandra Global Master Fund Ltd.(5)	$5,000,000	0	0		201,662	0	*
Banc of America Securities LLC(6)	$10,000,000	0	0		403,323	0	*
Benchmark Select Managers Fund(7)	$60,000	0	0		2,420	0	*
BP Amoco PLC Master Trust(4)	$323,000	0	0		13,027	0	*
CBARB, a segregated account of Geode Capital Master Fund Ltd.(8)	$5,000,000	0	0		201,662	0	*
CNH CA Master Account, L.P.(9)	$9,350,000	0	0		377,107	0	*
Deutsche Bank Securities Inc.(10)	$4,500,000	0	0		181,495	0	*
Empyrean Capital Fund, LP(11)	$455,000	0	0		18,352	0	*
Empyrean Capital Overseas Fund, Ltd.(11)	$713,000	0	0		28,757	0	*
Fore Convertible Master Fund, Ltd.(12)	$37,000	0	0		1,492	0	*
Fore ERISA Fund, Ltd.(12)	$3,000	0	0		121	0	*
Fore Multi Strategy Master Fund Ltd.(12)	$5,000	0	0		202	0	*
Grace Convertible Arbitrage Fund, Ltd.(13)	$4,000,000	0	0		161,329	0	*
HFR CA Select Master Trust Fund(14)	$1,300,000	0	0		52,432	0	*
Highbridge Convertible Arbitrage Master Fund LP(15)	$1,680,000	0	0		67,758	0	*
Highbridge International LLC(16)	$12,320,000	0	0		496,894	0	*
Institutional Benchmarks Series (Master Feeder) Ltd.(14)	$1,200,000	0	0		48,399	0	*
JP Morgan Securities Inc.(17)	$500,000	0	0		20,166	0	*
LibertyView Convertible Arbitrage Fund LP(7)	$400,000	0	0		16,133	0	*
LibertyView Funds LP(7)	$1,000,000	0	0		40,332	0	*
LibertyView Socially Responsible Fund LP(7)	$100,000	0	0		4,033	0	*
Linden Capital LP(18)	$27,500,000	0	0		1,109,138	0	*
Man Mac 1 Limited(12)	$5,000	0	0		202	0	*
The Northwestern Mutual Life Insurance Company(19)	$1,500,000	0	0	(20)	60,498	0	*
Putnam Convertible Income — Growth Trust(21)	$3,500,000	0	0		141,163	0	*
Sage Capital Management, LLC(22)	$300,000	0	0		12,100	0	*

	Principal
	Amount of	Amount (and	Number of		Number of	Percentage
	Debentures	percentage)	Common	Number of	Common	of Common
	Owned	of Debentures	Shares	Common	Shares	Shares
	Prior to the	Owned	Owned	Shares	Owned	Outstanding
	Offering and	After the	Prior to	Offered	After the	after the
Name of Selling Securityholder	Offered Hereby	Offering(1)	the Offering	Hereby(2)	Offering(1)	Offering(1)(3)

San Diego County Employees Retirement Association(14)	$2,500,000	0	0	100,831	0	*
SBL Fund, Series P(23)	$1,000,000	0	0	40,332	0	*
Security Income Fund, High Yield Series(23)	$500,000	0	0	20,166	0	*
SSI Hedge Convertible Income Fund(4)	$43,000	0	0	1,734	0	*
Topaz Fund(24)	$200,000	0	0	8,066	0	*
Trust D (for a Portion of the Assets of the Kodak Retirement Income Plan)(7)	$440,000	0	0	17,746	0	*
United Technologies Corporation Master Retirement Trust(4)	$107,000	0	0	4,316	0	*
Viacom Inc Pension Plan Master Trust(25)	$16,000	0	0	645	0	*
Vicis Capital Master Fund(26)	$12,000,000	0	0	483,988	0	*
William Blair & Company, LLC(27)	$2,000,000	0	0	80,665	0	*
Zazove Convertible Arbitrage Fund, L.P.(13)	$5,500,000	0	0	221,828	0	*
Zazove Hedged Convertible Fund, L.P.(13)	$3,300,000	0	0	133,097	0	*
Additional Selling Securityholders(28)

*	Less than 1%

(1)	Assumes that each listed selling securityholder sells all of the securities that are offered hereby and does not sell any of the securities owned prior to the offering.

(2)	Assumes conversion of the selling securityholder’s debentures at an initial conversion rate of 40.3323 common shares per $1,000 principal amount of debentures and that we do not elect to pay interest or any applicable make-whole premium in common shares. These numbers are subject to adjustment as described under “Description of Debentures”. As a result, the number of common shares issuable upon conversion of the debentures may change in the future. These numbers are rounded to the nearest share.

(3)	Based on a total of 30,965,784 common shares outstanding as of May 1, 2008.

(4)	Mr. John Gottfurcht, Mr. George Douglas and Mrs. Amy Jo Gottfurcht have voting and investment control over these securities.

(5)	Mikhail Filimonov has voting and investment control over these securities.

(6)	Banc of America Securities LLC (“BAS”) is a majority owned subsidiary of Bank of America Corporation, a reporting company under the Securities Exchange Act of 1934, as amended. BAS acted as lead book runner and manager in connection with our original issuance of the debentures in a private placement on February 12, 2007. BAS and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and/or our affiliates for which services BAS has received, and may in the future receive, customary fees. In addition, BAS and its affiliates have owned, currently own or may own, equity or equity-like securities of us and/or our affiliates.

(7)	LibertyView Convertible Arbitrage Fund, LP, LibertyView Funds, LP, LibertyView Socially Responsible Fund, LP, Benchmark Select Managers Fund, and Trust D for a Portion of the Assets of the Kodak Retirement Income Plan have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power over the shares held by them, which is exercised by Richard A. Meckler. Since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Convertible Arbitrage Fund, LP, LibertyView Funds, LP, and LibertyView Socially Responsible Fund, LP is Neuberger Berman Asset Management, LLC, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The shares were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the shares. Benchmark Select Managers Fund and Trust D for a Portion of the Assets of the Kodak Retirement Income Plan are not in any way affiliated with a broker-dealer.

(8)	A segregated account of Geode Capital Master Fund Ltd., an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda. Phil Dumas has voting and investment control over these securities.

(9)	CNH Partners, LLC is Investment Advisor of CNH CA Master Account, LP and has sole voting and dispositive power over these securities. Investment principals for the Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(10)	John Arnone has voting and investment control over these securities.

(11)	Tian Xue has voting and investment control over these securities.

(12)	This Company is a registered investment company under the Investment Company Act of 1940, as amended.

(13)	Michael Brailov has voting and investment control over these securities.

(14)	Gene Pretti has voting and investment control over these securities.

(15)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(16)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(17)	JP Morgan Securities Inc. is a registered broker-dealer and a subsidiary of JP Morgan Chase, a reporting company under the Securities Exchange Act of 1934, as amended.

(18)	Siu Min Wong has voting and investment control over these securities.

(19)	NML Variable Annuity Account A and NML Variable Annuity Account C, separate accounts of Northwestern Mutual, have variable annuity contracts registered under the 1933 Act. As such, these separate accounts are not investment companies; however, Northwestern Mutual does file 1934 Act reports in respect of the two separate accounts. Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of Northwestern Mutual, is one of the investment advisers to Northwestern Mutual and is the investment adviser to Northwestern Mutual with respect to the Transfer Restricted Securities. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the Transfer Restricted Securities and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Act”), the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement. The following NASD members are affiliated with Northwestern Mutual: Northwestern Mutual Investment Services, LLC; Russell Institutional Services; Russell Implementation Services, Inc.; Russell Fund Distributors, Inc.; and Todd Securities, L.L.C.

(20)	In the ordinary course of business, broker-dealer affiliates of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) identified in the immediately preceding footnote, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of the company or its affiliates, for such broker-dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual, including investment adviser affiliates, may in the ordinary course of business, effect transactions in the securities of the Company or its affiliates.

Northwestern Mutual and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of the Company or its affiliates; however, Northwestern Mutual does not concede that the foregoing necessarily constitutes material relationships under S-K 507 that must be disclosed in the prospectus.

(21)	Putnam Convertible Income — Growth Trust is a registered investment company under the Investment Company Act of 1940, as amended, and is managed by Putnam Investment Management, LLC, which is under common ownership with Putnam Retail Management, LP, a registered broker-dealer.

(22)	Peter deLisser, Managing Member of Sage Capital Management, LLC, has voting and investment control over these securities.

(23)	This Company is a registered investment company under the Investment Company Act of 1940, as amended.

(24)	Robert Marx has voting and investment control over these securities, and this selling securityholder is an affiliate of SG Americas Securities LLC, a broker-dealer.

(25)	This securityholder is a subsidiary of Viacom Inc., a reporting company under the Securities Exchange Act of 1934, as amended. Mr. John Gottfurcht, Mr. George Douglas and Mrs. Amy Jo Gottfurcht have voting and investment control over these securities.

(26)	Shad Stastney, John Succo and Sky Lucas have voting and investment control over these securities.

(27)	James D. McKinney has voting and investment control over these securities.

(28)	Information regarding these securities and any additional selling securityholders will be set forth in supplements to this prospectus, if necessary.

The date of this Prospectus Supplement is June 17, 2008.

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